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                 NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

                                      RIDER

                         SCHEDULED TERM INSURANCE (STIR)


1. WHAT IS THE BENEFIT FOR THIS RIDER? On the issue date of the Policy, the Initial Scheduled Term Insurance Benefit amount and a complete schedule of face amount changes for the number of years and amounts you selected in the application are indicated on the Policy Data Page. On each Policy Anniversary indicated, the corresponding scheduled face amount change of this rider will automatically be processed.

     We will pay the face amount of this rider that is in effect at the death of the Insured promptly to the beneficiary when we have proof that the Insured died while this rider was in effect.

2. WHAT ARE THE RESTRICTIONS ON THE LIFE INSURANCE BENEFIT OPTION WHEN THIS RIDER IS SELECTED? This rider is only available with Life Insurance Benefit Option 1. Option changes to Life Insurance Benefit Option 2 are not allowed when this rider is in effect. If you choose to cancel this rider from the Policy, once this rider is deleted, you may then request a change from Life Insurance Benefit Option 1 to Life Insurance Benefit Option 2. At no time, can changes be made to Life Insurance Benefit Option 3.

     Any requests to cancel this rider from the policy or to discontinue further scheduled face amount changes must be requested by sending us a signed written notice. Your request will take effect on the Monthly Deduction Day on or next following the date we receive your request.

3. CAN THE SCHEDULE OF FACE AMOUNT CHANGES FOR THIS RIDER BE MODIFIED? The schedule of face amount changes is determined by you at the time of application and this schedule may not vary, unless we agree. You may choose to discontinue scheduled face amount changes under this rider by sending us a signed written notice. However, once future scheduled face amount changes are discontinued at your request, no further scheduled face amount changes will be allowed.

4. WHAT IS THE COST OF INSURANCE FOR THIS RIDER? The Monthly Cost of Insurance for this rider will be based on the face amount of this rider and the Cost of Insurance rates in effect at that time. The Cost of Insurance rates will be based upon the duration of the policy and the Insured's underwriting class and issue age. The monthly Cost of Insurance for this rider will be deducted from the Policy's Cash Value, on each Monthly Deduction Day.

     The Cost of Insurance rates for this rider will be set by us in advance, at least once each year. Any change in Cost of Insurance rates will be made on a uniform basis for all Insureds in the same class. The Cost of Insurance rates are guaranteed to never exceed the rates shown in the Table of Maximum Cost of Insurance Rates for this rider which is included among the Policy Data pages.

5. ARE THERE OTHER MONTHLY CHARGES FOR THIS RIDER? A monthly Per Thousand Face Amount Charge, as indicated on the Policy Data Page, is deducted from the policy's Cash Value, on each Monthly Deduction Day.












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                         SCHEDULED TERM INSURANCE (STIR)
                                   (CONTINUED)

6. WILL A PARTIAL SURRENDER FROM THE POLICY AFFECT THIS RIDER? Yes. When you take a partial surrender from the Policy, the face amount of this rider will be reduced by the amount of the partial surrender. Once a partial surrender is processed, if the face amount of this rider has not been reduced to zero, this rider will remain in force at the reduced amount and no further scheduled face amount changes will be allowed, unless we agree.

     If the amount of the partial surrender is in excess of the face amount of this rider, the following will occur:

     1. the Face Amount of this rider will be reduced to zero and the rider will end, and

     2. (a) if the Supplementary Term Rider is attached to the base policy, the Target Face amount will be reduced as described in Section Four of the Supplementary Term Rider, or
          (b) if the Supplementary Term Rider is not attached to the base policy, then, a reduction in the policy's base Face Amount will occur as described in Section Seven of the base policy.

7. DOES THIS RIDER HAVE CASH OR LOAN VALUE? The term insurance provided by this rider does not have cash or loan values.

8. IS THIS RIDER PART OF THE CONTRACT? This rider, when paid for, is made part of the policy based on the application for the rider.

9. ARE ANY POLICY PROVISIONS AFFECTED BY THE PRESENCE OF THIS RIDER? If you elect to have this rider as part of the Policy, the No Lapse Guarantee provision, as described on the Policy Data Page, is not in effect.

10. IS THE COVERAGE UNDER THIS RIDER CONVERTIBLE? On policies where the Scheduled Term Insurance under this rider decreases after the issue date, we may from time to time offer you the right to either increase the Scheduled Term Insurance Benefit or convert this rider to increased coverage under the policy, up to the amount of the Scheduled Term Insurance Benefit on the issue date. Any such offer will be made uniformly to a class of policyowners having this rider.

11. ARE THERE ANY RIDERS THAT ARE NOT AVAILABLE WITH THIS RIDER? The Guaranteed Minimum Death Benefit Rider (GMDB) is not available when this rider is in effect.

12. MAY WE CONTEST THIS RIDER? We will not contest this rider after it has been in force during the lifetime of the Insured for 2 years from the date of issue of this rider.

13. DOES THIS RIDER COVER SUICIDE OF THE INSURED? Suicide of the Insured, while sane or insane, within 2 years of the date of issue of this rider, is not covered by this rider. In that event, any monthly costs that were deducted from this rider will be part of any amount payable because of the Insured's death.

14. WHAT IS THIS RIDER'S DATE OF ISSUE? This rider must be issued at the same time as the policy. Both the rider and the Policy will have the same date of issue.











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                         SCHEDULED TERM INSURANCE (STIR)
                                   (CONTINUED)


15. WHEN DOES THIS RIDER END? You can cancel this rider by sending us your signed written notice. This rider will end on the Monthly Deduction Day on or next following the date we receive your request. However, once this rider is cancelled, all coverage under this rider ends and the rider cannot be reinstated to the policy. This rider also ends if the policy ends or is surrendered. Coverage under this rider can end without coverage under the policy also ending.

     This rider also ends on the Policy Anniversary on which the Insured is age
     95. At that time, the Term Insurance Benefit under this rider will automatically convert to insurance under the base policy. There will be no additional charge for this conversion, all coverage under this rider ends, and the rider cannot be reinstated.




        NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION




             [SIG]                                    [SIG]
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               Secretary                               President























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